EXHIBIT 10.42

ADDENDUM III TO EMPLOYMENT AGREEMENT

THE UNDERSIGNED:

1.
HR Europe B.V., a private limited liability company, having its registered office at the Hoogoorddreef 15, geb. Amerika, 7th floor, (1101BA) in Amsterdam, the Netherlands, ("Company"), in this matter duly represented by Etienne Claessens, VP Human Resources International;

and

2.	Mr. Francisco Canal Vega, residing at the Roemer Visscherstraat 34H, (1051EZ) in Amsterdam, the Netherlands ("Executive").

HR Europe and Director may be referred to hereinafter individually as a "Party" and jointly as the "Parties".

WHEREAS:

A.
the Company and Executive entered into an employment agreement dated August 27, 2015 and subsequently into an Addendum (I) thereto dated July 2017 and another Addendum (II) thereto dated April 23, 2018 (hereinafter collectively referred to as: “Employment Agreement”) which sets forth the terms and conditions upon which Executive is currently employed by the Company in the position Senior Vice President and President Global Surgical Solutions;

B.
the Company and Executive desire to enter into this agreement (“Addendum III”) to provide certain benefits to Executive in the event of Executive’s involuntary termination of employment by the Company under certain circumstances; and

C.
NOW THEREFORE, in consideration of Executive’s continued employment with the Company and the mutual covenants set forth in the Employment Agreement and herein, as well as other good and valuable consideration, the receipt of which is hereby acknowledged, the Company and Executive agree to amend the Employment Agreement as adopted in this Addendum III:

HAVE AGREED AS FOLLOWS:

Article 1: Severance Payment

1.1	Article 1, paragraph 4 of the Employment Agreement (“Severance Payments”), is amended in that the sentence that begins:

“The Director will be entitled to a lump sum severance payment equal to the amount of four gross most recent monthly basic salaries (…)”

is hereby replaced by:

“The Director will be entitled to a lump sum severance payment equal to the amount of four gross most recent monthly salaries. In addition to the monthly gross salaries, the severance calculation shall include the Director’s “Target Bonus” (short term incentive compensation), for the applicable fiscal year.

1.2
The Target Bonus will be set on an annual basis and will be based upon the performance measures and objectives established by the Board of Hill-Rom Holdings, Inc. from time to time, but ultimately subject to the Compensation and Management Development Committee’s discretion.

Article 2: Current Year Incentive

2.1
The Director will receive a pro-rated portion of the Target Bonus for the fiscal     year in which the Director’s employment terminates on the initiative of the Company, if the termination is for reasons other than for urgent cause (within the meaning of Article 7:678 of the Dutch Civil Code or for cause (reasonable ground in the meaning of Article 7:669 paragraph 3 of the Dutch Civil Code) , based on the performance level and the number of days the Director was employed during such fiscal year.

2.2
The Director will receive a pro-rated portion of the Target Bonus for the fiscal     year in which the Director’s employment terminates on the initiative of the Director for Good Reason pursuant to paragraph 3 of this Article, based on the performance level and the number of days the Director was employed during such fiscal year.

2.3	The Director may terminate his employment agreement and declare this to have been terminated for “Good Reason” upon the occurrence, without Director’s consent, of any of the following circumstances:
(i) the assignment to Director’s duties that are materially inconsistent with Director’s position; and
(ii) a failure by the Company to perform its obligations under this Employment Agreement.
Notwithstanding the foregoing, no termination of employment by Director shall constitute a termination for Good Reason unless (A) Director gives the Company written notice of the existence of an event described in each of the subparagraphs above within ninety (90) days following the occurrence of such event, (B) the Company does not remedy such event described in each of the above, as applicable, within thirty (30) days of receiving the notice described in the preceding clause (A), and (C) Director terminates his employment within sixty (60) days of the end of the cure period specified in clause (B), above.

Article 3: Miscellaneous

3.1    Except as amended by this Addendum III, the Employment Agreement shall continue in full force and effect. The Employment Agreement and this Addendum III shall be construed as one and the same instrument.

3.2    All other terms and conditions of the Employment Agreement will remain in force.

3.3    This Addendum is governed by Dutch law.

Signed by Parties in duplicate originals on November 15, 2018.

For HR Europe B.V.:	For Director:

_______________________	_________________________
Etienne Claessens	Francisco Canal Vega